EXHIBIT 5

                          [Porter & Hedges Letterhead]

                                February 7, 1997

DI Industries, Inc.
450 Gears Road, Suite 625
Houston, Texas 77067

      Re: DI INDUSTRIES, INC. AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON
          FORM S-3 (SECURITIES ACT OF 1933 REGISTRATION STATEMENT NO. 333-20423)

Ladies and Gentlemen:

      At your request, we have examined the Articles of Incorporation, as amended, of DI Industries, Inc., a Texas corporation (the "Company"), the bylaws and all corporate proceedings of the Company in connection with the proposed sale to the public by:

(i) Flournoy Drilling Company or its shareholders (as set forth in the Amendment No. 2 to the Registration Statement on Form S-3) of up to 12,426,000 shares (the "Flournoy Shares") of Common Stock, par value $0.10 per share (the "Common Stock"); and

(ii) Wexford Special Situations 1996, L.P., Wexford-Euris Special Situations 1996, L.P., Wexford Special Situations 1996 Institutional, L.P. and Wexford Special Situations 1996 Limited of up to 1,750,000 shares (the "Wexford Shares") of Common Stock.

We have also reviewed such other matters as we deem relevant in the premises. Based upon such examination and review, we are of the opinion that the Flournoy Shares and the Wexford Shares have been duly authorized and are validly issued, fully-paid and nonassessable outstanding shares of Common Stock of the Company.

      We hereby consent to the reference to our firm under the caption "Counsel" in the Prospectus included in the Amendment No. 2 to the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission in connection with the offering of the Flournoy Shares and the Wexford Shares.

                                Very truly yours,

                                PORTER & HEDGES, L.L.P.